Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171602, No. 333-156145 and No. 333-146982) of AbitibiBowater Inc. of our report dated April 5, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of AbitibiBowater Inc. (Successor Company), and our report dated April 5, 2011 relating to the consolidated financial statements and financial statement schedule of AbitibiBowater Inc. (Predecessor Company) which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
April 5, 2011
Montréal, Quebec, Canada